EXHIBIT 99.1

NEWS RELEASE
 NORTH AMERICAN GALVANIZING & COATINGS, INC.
5314 South Yale Avenue, Suite 1000   Tulsa, OK 74135
(918) 494-0964    Fax: (918) 494-3999

FOR IMMEDIATE RELEASE        Contact: Beth B. Hood Phone: (918) 524-1512

North American Galvanizing & Coatings
Reports Record Third Quarter 2007 Earnings

Revenues increase 27%, Net Income up 101%, Earnings Per Share Increase 81% -
For the nine months when compared to prior year

Tulsa, Oklahoma, October 29, 2007 – North American Galvanizing & Coatings, Inc. (NASDAQ: NGA) announced today record earnings and sales for the first nine months and the third quarter of 2007.  Consolidated net earnings for the 2007 third quarter were $2.5 million ($.20 per share), compared with $1.1 million ($.09 per share) in the third quarter of 2006 which represents a 130% increase in net earnings and a 122% increase in earnings per share. All per share data are reported on a fully-diluted basis and have been adjusted to reflect the effect of the June 8, 2007 three-for-two stock split effected by a stock dividend.

The Company’s net earnings for the first nine months of 2007 were $7.1 million ($.56 per share), compared with $3.5 million ($.31 per share) in the first nine months of 2006 which represents an 81% increase in earnings per share. Revenues for the nine months rose 27% to $68.2 million compared to $53.8 million for the comparable period last year.

Commenting on the results of the third quarter 2007, Ronald J. Evans, president and chief executive officer, said “Strong overall market demand for hot-dip galvanizing continued to support the conditions for the Company to achieve record results.  Strong customer demand, enhanced operating efficiencies, ongoing cost control and improved pricing, all contributed toward our record profitability.    Evans added, “I am also pleased to report that the scheduled installation of a new and bigger galvanizing kettle and furnace in our Canton, Ohio facility was completed on time and budget.”  The plant was shutdown for approximately three weeks in early July.

The Company purchased 28,500 shares of its common stock for the treasury in open market transactions at an average price of $5.33 per share during the quarter.  The Company’s stock buyback program has a remaining balance of $.6 million.

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During the first nine months of 2007, total debt (current maturities and long-term obligations and bonds payable) decreased by $6.6 million to $2.7 million.  As of September 30, 2007, the Company had unused borrowing capacity of $22.5 million under its existing lines of credit.

The Company also reported that the move to the NASDAQ on August 2, 2007 had been completed without interruption to stock trading activity.

North American Galvanizing is a leading provider of hot-dip galvanizing and coatings for corrosion protection of fabricated steel products. The Company conducts its galvanizing and coating business through a network of plants located in Canton, Ohio; Denver, Hurst (Dallas/Forth Worth), Houston, Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot-dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets. Our home page is: www.nagalv.com.

Cautionary Statement. This press release may contain "forward-looking statements" as defined under U.S. securities laws, including, but not limited to, statements concerning the Company’s beliefs and expectations of future performance. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from such forward-looking statements and management's present expectations or projections. These risks and uncertainties include the risk factors described in the Company's SEC filings including the Company's Annual Report on Form 10- K filed with the Securities and Exchange Commission on February 14, 2007.  The Company cannot be assured that continuing zinc price increases will continue to be absorbed by the market.  These forward-looking statements are made as of the date of this press release.  The Company assumes no obligation to update or revise these statements or to provide reasons why actual results may differ.

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NORTH AMERICAN GALVANIZING & COATINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except per share amounts)
	For the Three Months Ended		For the Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006

SALES	$21,541	$20,155	$68,161	$53,793

COSTS AND EXPENSES:
Cost of sales	14,535	15,109	46,899	38,811
Selling, general and administrative expenses	2,193	2,119	6,998	6,206
Depreciation and amortization	876	842	2,612	2,134
Total costs and expenses	17,604	18,070	56,509	47,151

OPERATING INCOME	3,937	2,085	11,652	6,642

Interest expense	275	172	527	651
Interest income	(15)	—	(69)	—
INCOME BEFORE INCOME TAXES	3,677	1,913	11,194	5,991

INCOME TAX EXPENSE	1,164	809	4,129	2,462

NET INCOME	$2,513	$1,104	$7,065	$3,529

NET INCOME PER COMMON SHARE:
Net income
Basic	$0.21	$0.09	$0.58	$0.32
Diluted	$0.20	$0.09	$0.56	$0.31

Note:  All per share data have been adjusted to reflect the effect of the June 8, 2007 three-for-two stock split effected by a stock dividend for all periods presented.